EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in Registration Statement Nos. 333-34702 and 333-75649 on Form S-3 and Registration Statement Nos. 33-44752, 33-97468, 333-13283, 333-48768, 333-48772, 333-50357, 333-71011, 333-72988, 333-89573, 333-89575, 333-107206, 333-107208, 333-109376, 333-124269, 333-137549, 333-137550, and 333-137552 on Form S-8 of our reports dated June 14, 2007, relating to the financial statements of Alkermes, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment on April 1, 2006) and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Alkermes, Inc. and subsidiaries for the year ended March 31, 2007.
/s/ DELOITTE & TOUCHE LLP
Boston, Massachusetts
June 14, 2007